Exhibit 3.31

ARTICLES OF INCORPORATION

OF

PSL HOLDINGS, INC.

The undersigned, being a natural person of the age of eighteen (18) years or more, acting as incorporator of a for-profit corporation under the Texas Business Corporation Act, or any successor statute (the “Act”), does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is PSL Holdings, Inc. (the “Corporation”). The Corporation is being formed as a for-profit corporation.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The Corporation is organized for the purpose of engaging in any lawful act, activity and/or business for which for-profit corporations may be organized under the Act.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is Three Million (3,000,000) shares of common stock, par value $0.001 per share, of which Two Million Six Hundred Fifty Three Thousand One Hundred Twenty Five (2,653,125) shares shall be Class A Voting Common Stock, par value $0.001 per share (“Class A Common”), and Three Hundred Forty Six Thousand Eight Hundred Seventy Five (346,875) shares shall be Class B Non-Voting Common Stock, par value $0.001 per share (“Class B Common,” and together with the Class A Common, the “Common Stock”).

A. Preferences, Limitation and Relative Rights. The preferences, limitations and relative rights of the Common Stock are as follows:

CLASS A VOTING COMMON STOCK

1. Voting Rights. Each share of Class A Common shall have identical rights and privileges in every respect. The holders of shares of Class A Common shall be entitled to vote upon all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to one vote for each share of Class A Common held.

2. Dividends. The holders of shares of the Class A Common shall be entitled to receive such dividends (payable in cash, stock, or otherwise) when, if and as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor; provided, however, no dividend shall be paid on or declared or set apart for, shares of Class A Common unless at the same time a like dividend shall be fixed for each share of Class B Common then issued and outstanding.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts, liabilities and obligations of the Corporation, the holders of the Class A Common and the Class B Common shall be entitled to share ratably in the remaining assets of the Corporation available for distribution as if such Class A Common and Class B Common were but one class of capital stock hereunder.

CLASS B NON-VOTING COMMON STOCK

1. No Voting Rights. Except as otherwise provided for herein or as required by the Act, the holders of shares of Class B Common shall have no voting power whatsoever, and no holder of Class B Common shall be entitled to vote or otherwise participate in any proceedings of the Corporation of the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders of the Corporation.

2. Dividends. The holders of shares of the Class B Common shall be entitled to receive such dividends (payable in cash, stock, or otherwise) when, if and as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor; provided, however, no dividend shall be paid on or declared or set apart for, shares of Class B Common unless at the same time a like dividend shall be fixed for each share of Class A Common then issued and outstanding.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts, liabilities and obligations of the Corporation, the holders of the Class B Common and the Class A Common shall be entitled to share ratably in the remaining assets of the Corporation available for distribution as if such Class B Common and Class A Common were but one class of capital stock hereunder.

B. No Cumulative Voting Rights. The right to cumulate votes in the election of directors, and/or cumulative voting by any shareholder is hereby expressly denied.

C. Denial of Preemptive Rights. No shareholder of this Corporation shall, by reason of that shareholder holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other securities either in whole or in part to the existing shareholders of any class.

ARTICLE V

The address of the initial registered office of the Corporation is 1845 Woodall Rodgers Freeway, Suite 1600, Dallas, Texas 75201, and the initial registered agent of the Corporation at such address is Sherri L. Pogue.

ARTICLE VI

The Corporation shall be managed by the Board of Directors. The number of directors of this Corporation shall be as fixed from time to time by resolution of the Board of Directors in the manner provided in the Bylaws of the Corporation. The initial Board of Directors shall consist of three (3) directors. The names and respective addresses of the persons who shall serve as the initial directors of the Corporation are:

Name	Address
Harry H. Lynch	1845 Woodall Rodgers Freeway Suite 1600 Dallas, Texas 75201

John R. Benefield	1845 Woodall Rodgers Freeway Suite 1600 Dallas, Texas 75201

Sherri L. Pogue	1845 Woodall Rodgers Freeway Suite 1600 Dallas, Texas 75201

The name and address of the incorporator is:

Name	Address
Mark S. Solomon	1717 Main Street, Suite 3700 Dallas, Texas 75201

ARTICLE VII

The Board of Directors of the Corporation, in its sole discretion, shall have the power, on behalf of the Corporation, to indemnify persons for whom indemnification is permitted by Article 2.02-1 of the Act, as amended, to the fullest extent permissible under Article 2.02-1 of the Act, as amended, or any similar provision of the Act, and may purchase such liability, indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

The Corporation may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the Corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the Corporation would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Article VII shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, these Articles of Incorporation and/or Bylaws of the Corporation, contract, other agreement, vote or otherwise.

ARTICLE VIII

No contract or other transaction between this Corporation and any person, firm, association or corporation and no act of this Corporation, shall, in absence of fraud, be invalidated or in any way affected by the fact that any of the directors of this Corporation is pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or is related to or interested in such person, firm, association or corporation as a director, shareholder, officer, employee, member or otherwise. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and the vote at such meeting of any such director may be counted in determining the approval of any such contract, transaction or act. No director so interested or related shall, because of such interest or relationship, be disqualified from holding office or be liable to the Corporation or to any shareholder or creditor thereof for any loss incurred by this Corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits which that director may have realized therein.

ARTICLE IX

Pursuant to Article 1302-7.06, Texas Miscellaneous Corporation Laws Act, as amended, no member of the Board of Directors of the Corporation shall be liable, personally or otherwise, in any way to the Corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director’s capacity as a director of the Corporation, except as otherwise expressly provided by Article 1302-7.06.B, as amended.

ARTICLE X

Any action required by the Act to be taken at any annual or special meeting of the shareholders of the Corporation, and/or any action that may be taken at any annual or special meeting of the shareholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Such action shall be taken in accordance with the provisions of Article 9.10(A) of the Act, as amended.

IN WITNESS WHEREOF, I have hereunto set my hand, this 18th day of February, 2005.

/s/ Mark S. Solomon
Mark S. Solomon, Incorporator

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